Filed pursuant to Rule 424(b)(3) of the Rules and

Regulations under the Securities Act of 1933

Registration Statement No. 333-141736

REOFFER PROSPECTUS

Up To 8,600,004 Shares

MEMRY CORPORATION

Common Stock

This prospectus relates to the resale of up to 8,600,004 shares of our common stock, $0.01 par value, which have been or will be received as grants under, or as a result of the exercise of stock options granted under, Memry Corporation’s Stock Option Plan, Memry Corporation’s Amended and Restated 1997 Long-Term Incentive Plan and Memry Corporation’s 2006 Long-Term Incentive Compensation Plan, and which may be offered for resale from time to time by, employees and non-employee directors of Memry Corporation and its subsidiaries named in Annex I to this prospectus under “Selling Stockholders.”

We will not receive any of the proceeds from the sale of the common stock in this offering. We will pay all of the expenses associated with the registration of the common stock in this offering. The selling stockholders will pay the other costs, if any, associated with any sale of common stock in this offering. The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the American Stock Exchange under the symbol “MRY.” On May 22, 2007, the last reported sale price of our common stock was $1.77 per share.

Our principal executive offices are located at 3 Berkshire Blvd., Bethel, Connecticut 06801 and our telephone number at such address is (203) 739-1100.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2007.

We have not authorized anyone to give any information or to make any representations concerning the offering of the common stock except that which is in the prospectus, or which is referred to under the heading “Where You Can Find More Information” in the prospectus. If anyone gives or makes any other information or representation, you should not rely on it. The prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities which are referred to in the prospectus. The prospectus is not an offer to sell or a solicitation of any offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of the prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of the prospectus. You should also be aware that information in the prospectus may change after this date.

In this prospectus, the terms “Memry,” “our company,” “we,” “us,” and “our” refer to Memry Corporation and include all of our consolidated subsidiaries unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (which is referred to herein as the “SEC”). You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s Internet website at http://www.sec.gov. The SEC allows us to incorporate by reference the information that is in the documents we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the common stock is sold:

•

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, including portions of our Proxy Statement dated October 23, 2006 relating to our 2006 Annual Meeting of Stockholders, which are incorporated therein by reference.

•	Our Proxy Statement dated October 23, 2006.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.

•

The description of our Common Stock contained in the Registration Statement on Form 8-A12B, filed by us with the Securities and Exchange Commission on June 29, 2000, which description was incorporated by reference from the description of the Common Stock set forth under the caption “Description of Securities” at page 28 in the Prospectus of the Company (then known as Memory Metals, Inc.) dated November 9, 1984.

•	Our Current Reports on Form 8-K filed on September 25, 2006, September 26, 2006, November 16, 2006, February 13, 2007, March 30, 2007 and May 14, 2007.

You may receive a copy of any of these filings, at no cost, by writing or calling the Secretary of the Company at Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut, 06801, telephone number (203) 739-1100.

We have filed with the SEC registration statements to register the offer and sale of the common stock under the Securities Act. This prospectus is part of those registration statements, but omits certain information contained in the registration statements as permitted by SEC rules. You may obtain copies of the registration statements, including exhibits, as noted above.

FORWARD-LOOKING STATEMENTS

Certain statements under the heading “Summary Information About Memry” in this prospectus, as well as certain information incorporated by reference as described under the heading “Where You Can Find More Information,” constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and often depend on assumptions, data or methods that may be incorrect or imprecise. The Company’s future operating results may differ materially from the results discussed in, or implied by, forward-looking statements made by the Company. Factors that may cause such differences include, but are not limited to, those discussed below and the other risks detailed in the Company’s other reports filed with the Securities and Exchange Commission.

Forward-looking statements give our current expectations or forecasts of future events. You can usually identify these statements by the fact that they do not relate strictly to historical or current facts. They often use words such as “anticipate”, “estimate”, “project”, “intend”, “plan”, “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and future financial results.

Any or all of our forward-looking statements in this Prospectus and information incorporated by reference may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this discussion — for example, product competition and the competitive environment — will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

SUMMARY INFORMATION ABOUT MEMRY

The Company is a producer of shape memory alloys (“SMAs”) and specialty polymer-extrusion products. We provide products primarily to the medical device industry using the Company’s proprietary shape memory alloy and polymer-extrusion technologies. Medical device products utilizing these technologies include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies, orthopedic instruments, urological devices and similar products. The Company also produces a limited number of products for the commercial and industrial market. The Company also provides engineering services to assist customers in the development of products based on the properties of shape memory alloys and extruded polymers. We conduct our business in two business segments: (i) the Nitinol Products Segment, and (ii) the Polymer Products Segment. The Nitinol Products Segment provides design support, manufactures and markets advanced materials which possess the ability to change their shape in response to thermal and mechanical changes, and the ability to return to their original shape following deformations from which conventional materials cannot recover. The Nitinol Products Segment’s products are used in applications for stent components, filters, embolic protection devices, guidewires, catheters, surgical instruments and devices, orthopedic devices, orthodontic apparatus, cellular telephone antennae, high pressure sealing devices, fasteners, and other devices. The Polymer Products Segment designs, manufactures and markets specialty polymer-extrusion products to companies serving the medical device, laser, fiber-optic, automotive and industrial markets. Its primary products are complex, multi-lumen, multi-layer extrusions used for guidewires, catheter shafts, delivery systems and various other interventional medical procedures. The Polymer Products Segment’s products are known for their complex configurations, multiple material construction and innovative designs, all while maintaining tight tolerances. A more detailed description of our business is contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which we have incorporated by reference in this prospectus.

RISK FACTORS

The following risk factors should be considered carefully in connection with any evaluation of our business, financial condition, results of operations, prospects and an investment in our common stock. Additionally, the following risk factors could cause our actual results to materially differ from those reflected in any forward-looking statements.

Our revenues may be adversely affected if our largest customers reduce orders.

Our four largest customers accounted for over 50% of the our consolidated revenues in fiscal 2006. Significant reductions in sales to any of these customers due to industry consolidation, loss in market share, selection of an additional supply source, the in-house production of components, change in medical procedures, customer quality problems or excess customer supply could dramatically reduce the Company’s revenues, profitability and cash needed to fund operations.

Our production may be reduced by an inability to obtain the necessary raw materials.

The Company obtains its SMAs from one principal source. If the Company were, for whatever reason, not able to secure an adequate supply of SMAs from this supplier, we have identified other suppliers that would be able to supply the Company with sufficient quantities of SMAs, although it is likely the Company would suffer meaningful transitional difficulties for certain products if it had to switch to an alternate supplier. Additionally, the Company obtains its polymers from four principal sources. A reduction in production due to an inability to obtain the necessary raw materials could dramatically reduce the Company’s revenues, profitability and cash needed to fund operations until production is restored.

Our revenues and operating results may be negatively affected and we may not achieve future growth projections if we fail to compete successfully against our competitors.

The Company faces competition from other SMA processors, who compete with the Company in the sale of semi-finished materials and formed components. There are several major U.S., European and Japanese companies engaged in the supply or use of SMAs, some of which have substantially greater resources than the Company. Within the U.S., the two major SMA suppliers to both the Company and the industry as a whole have substantially greater resources than the Company. Each of these companies could determine that it wishes to compete with the Company in our markets. One of them has become a competitor of the Company for semi-finished wire and strip materials. The Company also faces competition in the specialty polymer-extrusion sector. There are three companies that compete with us in a broad range of specialty polymer extrusion products and one additional company that competes with us primarily in the Polyimide product line.

The Company intends to compete and advance its position based primarily on its manufacturing capabilities, its proprietary intellectual property positions, its knowledge of the processing parameters of the alloys and polymers, and its unique design and assembly capabilities, particularly in the medical device field. However, our competitors may also continue to improve their products, implement manufacturing efficiencies and develop new competing products. We may be unable to compete effectively with our competitors if we cannot keep up with existing or new alternative products, techniques, and technology in the markets we serve. These new technologies and products may beat our products to the market, be more effective than our products, be less costly than our products or render our products obsolete by substantially reducing the applications for our products. It is likely that this competitive activity will result in downward pressure on our sales prices and have a negative impact on gross margins.

We may experience an interruption in sales of a product and incur costs if the customers’ products are recalled.

The majority of the Company’s products are used in the medical device industry. In the event that any of our customers’ products present a health hazard to the patient or physician or fail to meet product performance criteria or specifications, this could result in a recall of the products, thereby resulting in a loss of our revenue and an adverse impact on our profitability.

In the event of a claim that we infringe upon another company’s intellectual property rights, we could incur significant costs and/or be required to stop the sale of the related product.

The U.S. business environment is highly litigious with respect to patents and other intellectual property rights. Although the Company’s technical staff is generally familiar with the patent environment relevant to our product lines and has reviewed patent searches when considered relevant, the Company cannot be certain whether any of its current or contemplated products would infringe any existing patents. Companies have used intellectual property litigation to seek to gain a competitive advantage. In the future, we may become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, would draw upon our financial resources and divert the time and efforts of our management. If we are unsuccessful in one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. In addition to being costly, protracted litigation to defend or enforce our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

Quality problems with our processes, goods and services could harm our reputation for producing high quality products and erode our competitive advantage.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Our quality certifications are critical to the marketing success of our goods and services. If we fail to meet these standards, our reputation could be damaged, we could lose customers and our revenue would decline. Aside from specific customer standards, our success depends generally on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to evolving standards, our reputation as a manufacturer of high quality components will be harmed, our competitive advantage would be damaged, and we would lose customers and market share.

Consolidation in the medical device industry could have an adverse effect on our revenues and results of operations.

Many medical device companies are consolidating to create new companies with greater market power. As the medical device industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may be able to produce components currently provided by us or they may be able to use their market power to negotiate price concessions or reductions for components produced by us. If we lose market share due to in-house production by customers or replacement by a competitor, or if we are forced to reduce our prices because of consolidation in the medical device industry, our revenues would decrease and our earnings, financial condition and/or cash flows would suffer.

Loss of any of our manufacturing facilities would adversely affect our financial position.

We are currently operating at three production facilities, two for SMAs and one for specialty polymers. Although we believe we have adequate physical capacity to serve our business operations for the foreseeable future, we do not have a back up facility for any of the locations. The loss of any facility would have a material adverse effect on our revenues, earnings, financial condition and/or cash flows.

A loss of key personnel could have an adverse affect on our revenues and results of operations.

Our future success depends on the continued service and availability of skilled personnel, including research, technical, marketing and management positions. There can be no assurance that we will be able to successfully retain and attract the key personnel it needs. Further, many of our key personnel receive a total compensation package that includes equity awards. New regulations, volatility in the stock market and other factors could diminish the Company’s use, and the value, of the Company’s equity awards, putting us at a competitive disadvantage or forcing us to use more cash compensation. The loss of key personnel could have a material effect on our revenues, earnings, financial condition and/or cash flows.

An inability to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 could adversely affect investor confidence and, as a result, our stock price.

The Company may be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) as early as June 30, 2008. Although we have begun to implement the procedures to comply with the requirements of Section 404, there is no assurance that we will have a successful initial implementation. Failure to meet the initial implementation requirements of Section 404, our inability to comply with Section 404’s requirements, and the costs of ongoing compliance could have a material adverse effect on investor confidence and our stock price.

The Company has debt outstanding and must comply with restrictive covenants in its debt agreements.

The Company’s existing debt agreements contain a number of significant restrictive covenants, which limit our ability to, among other things, borrow additional money, pay dividends, redeem stock, and enter into mergers, acquisitions and joint ventures. The covenants also require the Company to maintain compliance with fixed charge coverage and leverage ratios, as defined. While the Company is currently in compliance with all the foregoing covenants, increases in our debt or decreases in our earnings could cause the Company to be in default of these financial covenants. If the Company is unable to comply with theses covenants, there would be a default under these debt agreements. In addition, changes in economic or business conditions, results of operations or other factors could cause the Company to default under its debt agreements. A default, if not amended or waived by our lenders, could result in acceleration of the Company’s debt and place a severe strain on our liquidity.

The following are some additional factors that could cause our actual results to differ materially from expected and historical results:

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trends toward managed care, healthcare cost containment and other changes in government and private sector initiatives, in the U.S. and other countries in which we do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies

•

the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex and long-term contracts than in the past, potentially greater pricing pressures, and the potential loss of significant revenue

•	efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals or declining sales

•	changes in governmental laws, regulations and accounting standards and the enforcement thereof that may be adverse to us

•	the impact of litigation and claims made against us, including the current series of counterclaims made by Kentucky Oil, NV and the possible results of settlement negotiations

•	other legal factors including environmental concerns

•	agency or government actions or investigations affecting the industry in general or us in particular

•	the trend of regulatory agencies to recommend that medical device companies have multiple suppliers of critical components

•	changes in business strategy or development plans

•	business acquisitions, dispositions, discontinuations or restructurings

•	the continued integration of Putnam Plastics Corporation into our operations

•	availability, terms and deployment of capital

•	economic factors over which we have no control, including changes in inflation and interest rates

•	the developing nature of the market for our products and technological change

•	intensifying competition in the shape memory alloy and specialty polymer-extrusion fields

•	success of operating initiatives

•	operating costs

•	advertising and promotional efforts

•	the existence or absence of adverse publicity

•

our potential inability to obtain and maintain patent protection for our alloys, polymers, processes and applications thereof, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties

•	the possibility that adequate insurance coverage and reimbursement levels for our products will not be available

•	our dependence on outside suppliers and manufacturers

•	availability, variability and quality of raw materials

•	our exposure to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of medical products

•	the ability to retain management

•	business abilities and judgment of personnel

•	availability of qualified personnel

•	labor and employee benefit costs

•	natural disaster or other disruption affecting information technology and telecommunication infrastructures

•	acts of war and terrorist activities

•	possible outbreaks of severe acute respiratory syndrome, or SARS, bird flu, or other diseases

SELLING STOCKHOLDERS

The table attached as Annex I to this prospectus sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented: (1) the name of each selling stockholder and his or her relationship to Memry during the past three years; (2) the number of shares of common stock that each selling stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over a period of time); (3) the number of securities offered pursuant to this prospectus by each selling stockholder (assuming that all options are fully exercisable); and (4) the amount and percentage of the common stock outstanding to be held by such selling stockholder after completion of the sale of the common stock offered pursuant to this prospectus. The information contained in Annex I may be amended or supplemented from time to time.

USE OF PROCEEDS

Memry will not receive any of the proceeds from the sale of the common stock offered hereby.

PLAN OF DISTRIBUTION

The shares of common stock may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the American Stock Exchange or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may from time to time enter into short sales and use the shares of common stock offered pursuant to this prospectus to cover such short positions. The selling stockholders and any persons who participate in the distribution of the shares of common stock offered pursuant to this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any discounts, commissions or concessions provided pursuant to the sale of shares of common stock offered pursuant to this prospectus by them might be deemed to be underwriting discounts and commissions under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be resold pursuant to Rule 144 rather than pursuant to this prospectus. There is no assurance that any of the selling stockholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

INDEMNIFICATION

Limitation of Directors’ Liability

The Delaware General Corporation Law (“DGCL”) provides that a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director (1) for any breach of fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) under Section 174 of the DGCL, which relates to liability for unlawful payments of dividends or unlawful stock repurchases or redemptions, (4) for any transactions from which the director derived an improper personal benefit, or (5) for any act or omission prior to the adoption of such provision in the certificate of incorporation. Memry’s Certificate of Incorporation, as amended, contains a provision eliminating the personal liability for money damages of our directors to the full extent permitted under the DGCL.

Indemnification and Insurance

The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors and officers. Our Certificate of Incorporation and By-Laws provide that a director or officer who is a party to any action, suit, or proceeding shall be entitled to be indemnified by us to the extent permitted by the DGCL against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by such director or officer in connection with such action, suit or proceeding. We maintain a standard form of officers’ and directors’ liability insurance policy which provides coverage to the officers and directors of Memry for certain liabilities.

ANNEX I SELLING STOCKHOLDERS

Set forth below is: (1) the name of each selling stockholder and his or her relationship to us during the past three years; (2) the number of shares of common stock that each selling stockholder beneficially owns (assuming that all options to acquire shares are exercisable within 60 days, although some options actually vest over a period of time); (3) the number of shares of common stock offered pursuant to this prospectus by each selling stockholder (assuming that all options are fully exercisable); and (4) the amount and percentage of the common stock outstanding to be held by such selling stockholder after completion of the sale of shares of common stock offered pursuant to this prospectus. Notwithstanding their inclusion in this Annex I, all of the selling stockholders expressly disclaim that they are affiliates of Memry. The selling stockholders are listed in this Annex I, whether or not they have a present intent to resell.

Name of Beneficial Owner	Relationships to Memry	No. of Shares Beneficially Owned		No. of Shares Offered Hereby	No. of Shares Owned After Offering	Percentage Ownership After the Offering (6)
W. Andrew Krusen, Jr.	Director	790,821	(1)	161,104	629,717	2.1%

Kempton J. Coady, III	Director	191,587	(2)	141,587	50,000	*

Dr. Edwin Snape	Chairman of the Board of Directors	2,411,960	(3)	81,660	2,330,300	7.8%

Francois Marchal	Director	412,877	(4)	49,377	363,500	1.2%

Michel de Beaumont	Director	223,687	(5)	45,987	177,700	*

Robert P. Belcher	Chief Executive and Director	865,333		801,333	64,000	*

Carmen L. Diersen	Director	33,013		33,013	0	*

James V. Dandeneau	Director and President Putnam Plastics Division	2,576,188		93,333	2,482,855	8.3%

Dean J. Tulumaris	President and Chief Operating Officer	391,033		388,333	2,700	*

Richard Sowerby	Chief Financial Officer and Treasurer	126,000		100,000	26,000	*

*	Represents less than 1%.

(1)	Includes 300,000 shares of Common Stock owned by WIT Ventures, LTD. (“WIT”), 8,000 shares of Common Stock owned by Krusen-Vogt & Co., (“KVC”), 269,000 shares of Common Stock owned by Dominion Financial Group International LDC (“DFGI”), and 25,000 shares owned by Dominion Capital Management. Mr. Krusen is the President and a principal stockholder of Dominion Financial Group, Inc. (“DFG”), which is the managing General Partner of WIT, a General Partner of KVC and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.
(2)	Includes 50,000 shares of Common Stock held by Merrill, Lynch, Pierce, Fenner & Smith, as custodian of an IRA for the benefit of Mr. Coady’s wife.
(3)	Includes (i) 2,322,998 shares of Common Stock, and (ii) 26,899 shares of Common Stock that may be acquired through the exercise of vested stock options, each owned by New England Partners (“NEP”), and (i) 5,226 shares of Common Stock, and (ii) 7,839 shares of Common Stock that may be acquired through the exercise of vested stock options, each owned by Harbor Partners. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP and Harbor Partners. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).
(4)	Includes 383,249 shares of Common Stock directly owned by Compagnie Financiere Aval S.A. Mr. Marchal is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).
(5)	Includes (i) 40,000 shares of Common Stock directly owned by Emerge Capital and (ii) 137,700 shares of Common Stock directly owned by Samisa Investment Corp. (“Samisa”). Mr. de Beaumont is a stockholder and beneficial owner of Emerge Capital and Samisa. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).
(6)	Based on 29,851,120 shares of Common Stock outstanding as of May 22, 2007.